EXHIBIT 10.13

Date: 12-22-03

Lixin Cheng

Dear Mr. Cheng,

On behalf of Axesstel, Inc. (Axesstel), I am pleased to extend the offer of employment to you for the position President of Axesstel., Inc., a California corporation, working in our 6305 Lusk Blvd., San Diego, CA 92121 office and, reporting to Mr. Mike Kwon,. This is equivalent to Executive Vice President level of the Holding Company. Your date of employment is to begin no later than February 6th, 2004.

Annual Compensation:	U.S. $167.000.00 base salary, payable semi-monthly Executive Level Bonus Plan Participation

Common Stocks:	Thirty Thousand [30,000] shares of the common stocks to be granted on your start date.

Stock Options:	As an employee of Axesstel, you will be eligible for a common stock option grant of Two Hundred Thousand [200,000] shares vesting quarterly over a 36 month period, starting from your starting date. You will be responsible for all taxes levied in conjunction with a stock option grant to the Internal Revenue Service. There is no pro-rata adjustment during the 3 month periods. The stock exercise price is the closing price of the day before your starting date.

Benefits:	As an employee of Axesstel, you will he eligible for ten days of paid vacation and six personal days per year as well as health and dental benefits for yourself arid eligible dependents, which shall be offered in compliance with the labor laws of USA. A complete package has been included.

Expense:	You shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by you in accordance with the policies, practices and procedures as in effect generally with respect to other executive officers of the Company.

Your entire business time, attention, energies, skills, learning and best efforts shall be devoted to the business of Axesstel. You agree that during the term of your employment with Axesstel, you shall not carry on, directly or indirectly, and whether or not for compensation, any business activities that compete directly or indirectly with Axesstel. The foregoing shall not be construed as preventing you from participating in social or civic associations if such participation does not interfere with the performance of your duties hereunder.

You represent that your employment by Axesstel does not and will not breach or constitute an event of default under any agreement (i) obligating you to keep in confidence proprietary information acquired by you in confidence or in trust prior to, or at any point throughout, your employment by Axesstel, (ii) obligating you to assign to or protect for the benefit of any third party any proprietary information or any improvement, invention, formulae, process, program, technique, know-how or data or (iii) that is designed in any way to limit your employment or activity in any business in which you may compete, directly or indirectly, with any other business, or which might by application have such an effect. You have not entered into, and you agree that you will not enter into, any agreement (either written or oral) in conflict herewith.

You understand, acknowledge and agree that, as part of the consideration for your employment or continued employment by Axesstel, you have not brought and will not bring with you to Axesstel or use in the performance of your responsibilities at or for Axesstel any equipment, supplies, facility or trade secret or other proprietary information of any former employer or customer which are not generally available to the public, unless you have obtained (and provide herewith to Axesstel a copy of) written authorization for their possession and use.

You also understand that, in your employment by Axesstel, you are not to breach any obligation of confidentiality that you have to others, and you agree that you shall fulfill all such obligations during your employment by Axesstel. A copy of any document reflecting any such obligation, or a description thereof if no document is available, is provided herewith to Axesstel.

Axesstel is an at-will employer and as such your employment must be entered into voluntarily and for no specific period. As a result, you arc free to resign or the Company may terminate your employment at any time, for any reason, with or without notice.

If the terms outlined above are acceptable to you, please sign below and return the original to me. You will be required to sign an Employee Interventions and Proprietary Rights Assignment Agreement as a condition of your employment. This letter, along with an agreement relating to proprietary rights between you and the Company set forth the terms of your employment with the Company and supersede any prior agreements, whether written or oral. This letter may not be modified or amended except. in writing, signed try the Company and you.

All the conditions mentioned above arc subject to the Board’s approval.

Axesstel is as exciting company with what we believe is an excellent opportunity for growth and success. The strength of our technology and the quality of our team members will make us the leader in our industry. We look forward to your joining the Axesstel team!

Sincerely,

Axesstel, Inc.

Mike Kwon

CEO/Chairman

I hereby accept this offer of employment.

/s/ Lixin Cheng	12/23/03
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